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                                                            Exhibit 10.49

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Citizens
Bank

May 15, 1997


Mr. Michael Medors
Secretary-Treasurer
Bigmar, Inc.
6660 Doubletree Ave.
Columbus, OH 43229

Dear Mr. Medors:

This letter will confirm that Citizens Bank has approved for Bigmar, Inc., a Three Million Five Hundred Thousand and no/100 Dollar ($3,500,000.00) line of credit. Said line of credit will be made available on an unsecured basis, however, support for the line will be provided by the personal guarantees of Harold C. & Janet A. Baldauf, Frederick H. May, Jr. & Cynthia R. May, and John
G. Tramontana & Debbie Ruyan Tramontana.

Any borrowings against the line of credit will be at the rate announced from time to time by Citizens Bank as its prime commercial lending rate. Based on today's prime rate, the interest rate would be 8.5%. Borrower's primary deposit relationship is to be maintained at Citizens Bank, and proceeds from any borrowings will be directly deposited to one of Borrower's deposit accounts.

Other terms and conditions of any borrowings will be specified in the loan documents which will be prepared for signature.

We are pleased to provide this credit facility to Bigmar, Inc., and look forward to continued business in the future.

Sincerely,

/s/ PAMELA K. WINTERS
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    Pamela K. Winters
    Vice President